As filed with the Securities and Exchange Commission on April 26, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mesoblast Limited

(Exact name of Registrant as specified in its charter)

Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Mesoblast Limited

Level 38

55 Collins Street

Melbourne 3000

Australia

Telephone: +61 (3) 9639-6036

(Address of principal executive offices, including zip code)

Employee Share Option Plan

Loan Funded Share Plan

(Full title of the plan)

Mesoblast Inc.

Level 3, 505 5th Ave.

New York, New York 10017

Telephone: (212) 880-2060

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey Saper, Esq. Steven V. Bernard, Esq. Megan J. Baier, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Peter T. Howard General Counsel and Corporate Executive Mesoblast Limited Level 38 55 Collins Street Melbourne 3000 Australia

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, no par value, reserved for issuance pursuant to the Employee Share Option Plan and the Loan Funded Share Plan(2)	22,911,159(3)	US$4.27(4)	US$97,830,648.93	US$9,851.55
Ordinary shares, no par value, reserved for issuance pursuant to the Employee Share Option Plan and the Loan Funded Share Plan(2)	15,000,000(5)	US$1.83(6)	US$27,450,000.00	US$2,764.22
TOTAL:	37,911,159		US$125,280,648.93	US$12,615.77

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional fully paid ordinary shares (the “Ordinary Shares”) of Mesoblast Limited (the “Company” or “Registrant”) that may be offered and issued in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.
(2)	These Ordinary Shares may be represented by American Depositary Shares of the Registrant (the “ADSs”), each of which represents five Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-207378).
(3)	Represents Ordinary Shares issuable upon exercise of outstanding options granted under the Employee Share Option Plan (the “ESOP”) and the Loan Funded Share Plan (“LFSP”).
(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of US$4.27, the weighted average price per Ordinary Share of the exercise price of such outstanding options.
(5)	Represents Ordinary Shares reserved for issuance pursuant to future option grants under the ESOP and LFSP.
(6)	Estimated in accordance with Rule 457(h) and Rule 457(c) solely for the purpose of calculating the registration fee on the basis of US$1.83, the average of the high and low prices for the Registrant’s ADSs as reported on the NASDAQ Global Select Market on April 19, 2016 divided by five, the then Ordinary Share-to-ADS ratio.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s prospectus filed pursuant to Rule 424(b) filed with the Commission on November 13, 2015, which includes audited financial statements for the year ended June 30, 2015;

(2)	The Registrant’s all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since June 30, 2015 (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules); and

(3)	The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001- 37626) filed with the Commission on November 9, 2015, pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the Registrant’s Ordinary Shares set forth in the Registrant’s Registration Statement on Form F-1 (Registration No. 333- 207719), as amended, originally filed with the Commission on November 2, 2015, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Except as set forth below, there is no provision in any contract, arrangement or statute under which any director, secretary or other officer of the Registrant is insured or indemnified in any manner against any liability which he/she may incur in his/her capacity as such.

Under our Constitution, to the extent permitted by the Australian Corporations Act 2001 (Cth) (“Corporations Act”) we may indemnify or insure any person who is or has been our or any of our subsidiaries’ officer, which indemnity or insurance policy may be in such terms as the directors approve and, in particular, may apply to acts or omissions prior to or after the time of entering into the indemnity or policy. Under Australian law, an “officer” includes any director.

We have entered into Deeds of Indemnity, Insurance and Access (“Indemnity Deeds”) with each director.

Under the Indemnity Deeds, we have agreed to indemnify (to the maximum extent permitted under Australian law and subject to certain specified exceptions) each director and certain of our officers against all liabilities incurred in their capacity as our or our subsidiaries’ director or officer and any and all legal costs incurred by such director or officer in defending an action for a liability incurred in their capacity as our or our subsidiaries’ director or officer. The Indemnity Deeds provide that the indemnities are unlimited as to amount, continuous and irrevocable.

Separately, we have obtained insurance for each of our directors, as required by the Indemnity Deeds, and each of our officers.

There are certain provisions of the Australian Corporations Act that restrict the Registrant from indemnifying directors and certain officers in certain circumstances. These are described below.

Australian Law

Section 199A of the Australian Corporations Act provides that a Registrant or a related body corporate of the Registrant must not indemnify a person (whether by agreement or by making a payment and whether directly or through an interposed entity) against any of the following liabilities incurred as an officer or auditor of the Registrant:

•	a liability owed to the Registrant or a related body corporate; or

•	a liability for a pecuniary penalty order or compensation order under specified provisions of the Australian Corporations Act; or

•	a liability that is owed to someone other than the Registrant or a related body corporate and did not arise out of conduct in good faith; or

•	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

•	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified as set out above; or

•	in defending or resisting criminal proceedings in which the person is found guilty; or

•	in defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•	in connection with proceedings for relief to the person under the Australian Corporations Act in which the court denies the relief.

Section 199B of the Australian Corporations Act provides that a Registrant or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer or auditor of the Registrant against a liability (other than one for legal costs) arising out of:

•	conduct involving a willful breach of duty in relation to the Registrant; or

•	a contravention of the director, secretary, officer, or employee’s duties under the Australian Corporations Act not to improperly use their position or make improper use of information obtained as a director, secretary, officer, or employee to gain an advantage for themselves or someone else or cause detriment to the Registrant.

For the purpose of Australian law as set out above, an “officer” of a company includes (but is not limited to):

•	a director or secretary;

•	a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the Registrant;

•	a person who has the capacity to significantly affect the Registrant’s financial standing; and

•	a person in accordance with whose instructions or wishes the directors of the Registrant are accustomed to act (excluding advice given by the person in the proper performance of functions attaching to the person’s professional capacity or their business relationship with the directors of the Registrant).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index immediately following the Signature Pages.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia on the 26th day of April, 2016.

MESOBLAST LIMITED

By:	/s/ Silviu Itescu
Name: Silviu Itescu
Title: Executive Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Jamieson, Dr. Silviu Itescu, and Peter Howard, and each of them, as his true and lawful attorney in fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Jamieson	Chairman of the Board of Directors	April 26, 2016
Brian Jamieson

/s/ Silviu Itescu	Executive Director and Chief Executive Officer (Principal Executive Officer)	April 26, 2016
Silviu Itescu

/s/ Paul Hodgkinson	Chief Financial Officer (Principal Financial and Accounting Officer)	April 26, 2016
Paul Hodgkinson

/s/ William Burns	Director	April 26, 2016
William Burns

Director
Donal O’Dwyer

Director
Eric Rose

Director
Ben-Zion Weiner

/s/ Michael Spooner	Director	April 26, 2016
Michael Spooner

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Under the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Mesoblast Limited has signed this Registration Statement in New York, New York, on April 26, 2016.

Authorized U.S. Representative

By:	/s/ Michael Schuster
Name: Michael Schuster
Title: New Product & Technology Evaluation, Investor Relations

INDEX TO EXHIBITS

Exhibit Number	Description

4.1*	Certificate of Registration of Mesoblast Limited (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1 filed with the Commission on November 2, 2015 (Registration No. 333- 207719))

4.2*	Constitution of Mesoblast Limited (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-1 filed with the Commission on November 2, 2015 (Registration No. 333- 207719))

4.3*	Form of Deposit Agreement dated October 19, 2015 among the Registrant, the depositary and all holders from time to time of the American depositary receipts issued thereunder (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-1 filed with the Commission on November 2, 2015 (Registration No. 333- 207719))

5.1	Opinion of Minter Ellison

10.1*	Employee Share Option Plan Rules, and form of option agreement thereunder (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form F-1 filed with the Commission on November 2, 2015 (registration number 333- 207719))

10.2*	Loan Funded Share Plan Rules, as amended, and form of loan agreement thereunder (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form F-1 filed with the Commission on November 2, 2015 (Registration No. 333- 207719))

23.1	Consent of Pricewaterhousecoopers, Independent Registered Public Accounting Firm

23.2	Consent of Minter Ellison (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on signature page hereto)

*	Previously filed.